                                                                   EXHIBIT 12(b)

                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                          12
                                                                        MONTHS
                                    YEAR ENDED DECEMBER 31,             ENDED
                          -------------------------------------------- JUNE 30,
                            1990     1991     1992     1993     1994     1995
                          -------- -------- -------- -------- -------- --------
                              (THOUSANDS OF DOLLARS EXCEPT RATIOS)
Net income for the peri-
 od.....................  $294,219 $321,512 $302,748 $297,160 $320,757 $299,398
  Add:
    Taxes based on in-
     come...............   191,532  218,954  197,009  182,716  203,827  188,984
    Fixed charges (see
     below).............   188,698  168,380  136,227  130,914  142,411  145,248
                          -------- -------- -------- -------- -------- --------

Earnings available for
 fixed charges and pre-
 ferred stock dividend
 requirements of Compa-
 ny.....................  $674,449 $708,846 $635,984 $610,790 $666,995 $633,630
                          ======== ======== ======== ======== ======== ========

Fixed charges:
  Interest on debt......  $183,215 $163,061 $125,798 $124,430 $135,608 $137,495
  Amortization of pre-
   mium and discount,
   less expense, on debt;
   and bond defeasance
   cost.................     4,369    4,148    9,521    5,170    5,504    5,504
  Rentals (see note)....     1,114    1,171      908    1,314    1,299    2,249
                          -------- -------- -------- -------- -------- --------
    Total fixed charges.  $188,698 $168,380 $136,227 $130,914 $142,411 $145,248

Preferred stock dividend
 requirements of Company
 *(Adjusted for income
 tax effect)............    22,901   22,213   21,852   21,537   20,514   20,466
                          ======== ======== ======== ======== ======== ========

Total fixed charges and
 preferred stock
 dividend requirements..  $211,599 $190,593 $158,079 $152,451 $162,925 $165,714
                          ======== ======== ======== ======== ======== ========

Ratio of earnings to
 fixed charges and
 preferred dividends....      3.19     3.72     4.02     4.01     4.09     3.82
                          ======== ======== ======== ======== ======== ========

--------
Note: Represents the interest factor applicable to rentals.
* See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                            12 MONTHS
                                    YEAR ENDED DECEMBER 31,                   ENDED
                          ------------------------------------------------  JUNE 30,
                            1990      1991      1992      1993      1994      1995
                          --------  --------  --------  --------  --------  ---------
                                   (THOUSANDS OF DOLLARS EXCEPT RATIOS)
Computation of preferred
 stock dividend
 requirements of
 Company, adjusted for
 income tax effect*
  Preferred stock
   dividend requirements
   of Company, as shown
   on statement of
   earnings.............  $ 14,693  $ 14,059  $ 14,058  $ 14,087  $ 13,252  $ 13,251

Less deductible pre-
 ferred stock divi-
 dends**................     2,085     2,085     2,085     1,973     1,816     1,816
                          --------  --------  --------  --------  --------  --------
Non-deductible preferred
 stock dividends........  $ 12,608  $ 11,974  $ 11,973  $ 12,114  $ 11,436  $ 11,435
                          ========  ========  ========  ========  ========  ========
Excess of net income be-
 fore income taxes over
 net income (percentage)
 See note below.........      65.1%     68.1%     65.1%     61.5%     63.5%     63.1%
                          --------  --------  --------  --------  --------  --------
Income tax effect on
 non-deductible pre-
 ferred stock divi-
 dends*.................  $  8,208  $  8,154  $  7,794  $  7,450  $  7,262  $  7,215
Add:
  Deductible preferred
   stock dividends
   (above)..............     2,085     2,085     2,085     1,973     1,816     1,816
  Non-deductible pre-
   ferred stock divi-
   dends (above)........    12,608    11,974    11,973    12,114    11,436    11,435
                          --------  --------  --------  --------  --------  --------
Preferred stock dividend
 requirements of
 Company, adjusted for
 income tax effect......  $ 22,901  $ 22,213  $ 21,852  $ 21,537  $ 20,514  $ 20,466
                          ========  ========  ========  ========  ========  ========
Note: Calculated as fol-
 lows--
  Net income before in-
   come taxes...........  $485,751  $540,466  $499,757  $479,876  $524,584  $488,382
  Less net income.......   294,219   321,512   302,748   297,160   320,757   299,398
                          --------  --------  --------  --------  --------  --------
  Excess--Taxes based on
   income...............  $191,532  $218,954  $197,009  $182,716  $203,827  $188,984
                          ========  ========  ========  ========  ========  ========
  -- Percentage of net
   income...............      65.1%     68.1%     65.1%     61.5%     63.5%     63.1%
                          ========  ========  ========  ========  ========  ========

--------
* Income tax adjustment to reflect pretax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.